As filed with the Securities and Exchange Commission on August 7, 2007
                                                     Registration No. 333-______
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 REVIVE-IT CORP.
                 (Name of small business issuer in its charter)

           NEVADA                              7200                      39-2052941
  (State or jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)      Classification Code Number)      Identification No.)

                         Suite 150, 10161 Park Run Drive
                              Las Vegas, NV, 89145
                                Ph: 702.835.6868
                                Fax: 702.515.7400
         (Address and telephone number of principal executive offices).

                             Nevada Agency and Trust
              Suite 880, 50 West Liberty Street, Reno NV, USA 89501
                              Phone: (775) 322-0626
            (Name, address and telephone number of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:
                            The O'Neal Law Firm, P.C.
                            14835 East Shea Boulevard
                               Suite 103, PMB 494
                          Fountain Hills, Arizona 85268
                              (480) 812-5058 (tel)
                              (480) 816-9241 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. [X]

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
======================================================================================================
Title of Each Class                          Proposed Maximum       Proposed Maximum        Amount of
of Securities To Be       Amount To Be        Offering Price       Aggregate Offering     Registration
  Registered (1)           Registered           Per Unit(2)               Price               Fee(2)
------------------------------------------------------------------------------------------------------
Common Stock            1,130,000 shares      $0.05 per share           $56,500.00            $1.74
======================================================================================================

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              SUBJECT TO COMPLETION

                                   PROSPECTUS
                                 REVIVE-IT CORP.
                              A NEVADA CORPORATION
                               1,130,000 SHARES OF
                                  COMMON STOCK

This prospectus relates to 1,130,000 shares of common stock of Revive-it Corp., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for all of the expenses related to this offering.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE VARIOUS RISK FACTORS DESCRIBED BEGINNING ON PAGE 4 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   The date of this Prospectus is _____, 2007.

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
Prospectus Summary and Risk Factors                                         3
Use of Proceeds                                                             4
Determination of Offering Price                                            11
Dilution                                                                   11
Selling Security Holders                                                   11
Plan of Distribution                                                       13
Legal Proceedings                                                          15
Directors, Executive Officers, Promoters and Control Persons               15
Security Ownership of Certain Beneficial Owners and Management             17
Description of Securities                                                  17
Interest of Named Experts and Counsel                                      18
Disclosure of Commission Position on Indemnification for Securities
 Act Liabilities                                                           18
Organization within Last Five Years                                        18
Description of Business                                                    18
Plan of Operation                                                          28
Description of Property                                                    33
Certain Relationships and Related Transactions                             33
Market for Common Equity and Related Stockholder Matters                   33
Executive Compensation                                                     35
Financial Statements                                                       36
Changes in and Disagreements with Accountants on Accounting and
 Financial Disclosure                                                      36

                       PROSPECTUS SUMMARY AND RISK FACTORS

                                   THE COMPANY

Revive-it Corp. (referred to in this prospectus as "Revive-it", "us", "we" and "our") was incorporated on February 26, 2007, in the State of Nevada. Our principal executive offices are located Suite 150, 10161 Park Run Drive Las Vegas, NV, 89145. Our telephone number is (702) 835-6868 As of the date of this prospectus, we are a development stage company with no revenue and limited operations to date.

Subsequent to our incorporation, we have been in the process of establishing ourselves as a company that will focus its operations on providing our target market with a more proactive approach to wrinkling and aging of the skin, and one that does not involve surgery, the use of synthetic chemicals, or products derived from natural toxins like Botox. Our vision is to offer healthy and natural alternatives to consumers at an affordable price, so they can look beyond the traditional world of cosmetic surgery to achieve their desired physical appearance.

We are in the process of developing and producing a self directed DVD video application called "RevivaTone", which will teach facial yoga techniques to tone the face and help preserve the face against wrinkling and aging. When complete, our product will be an educational video designed & created to provide results within several weeks. The program is planned to be a regimen that people can easily follow to achieve the desired results through a regular exercise routine, and at the same time provide a pleasurable experience in an engaging, enjoyable and simple manner.

We currently have no revenues and have not completed development of our product. When we complete the development and production of our DVD product, we plan to focus our marketing efforts in the United States. We also plan to develop revenues from the sale of this product exclusively by sale over the Internet. Our website is near completion and we plan on having a commercial product available for sale and order fulfillment by February 2008. The DVD will be priced for mass market consumption so that everyone with an interest in preserving a youthful look can purchase the exercise program.

If we are successful, and have the financial and cash resources to do so, we then plan expand our product line with complementary videos for other areas of the human body. We also plan to expand our business from sales generation exclusively from the Internet to having our products sold to customers through other consumer channels such as retailers, wholesalers, or other direct sale methods.

Since  incorporation,  we have  not made any  significant  purchases  or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations. Revive-it has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings.

                         NUMBER OF SHARES BEING OFFERED

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,130,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a maximum of $0.05 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. Please see the Plan of Distribution section at page 13 of this prospectus for a detailed explanation of how the common shares may be sold.

                          NUMBER OF SHARES OUTSTANDING

There were 5,130,000 shares of our common stock issued and outstanding at August 6, 2007.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

                        SUMMARY OF FINANCIAL INFORMATION

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited financial statements from February 26, 2007 (date of inception) to June 30, 2007 including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Plan of Operation" beginning on page 28 of this prospectus.

                                                           As at June 30, 2007
                                                           -------------------

     Current Assets                                             $ 45,810
     Current Liabilities                                             112
     Shareholders' Equity                                       $ 51,082

                                                       From February 26, 2007 to
                                                              June 30, 2007
                                                              -------------

     Revenue                                                    $     --
     Net Loss                                                   $(13,418)

We have just commenced our operations and are currently without revenue. Our company has no employees at the present time. As of June 30, 2007, our accumulated deficit was $13,418. We anticipate that we will operate in a deficit position, and will continue to sustain net losses for the foreseeable future.

                                  RISK FACTORS

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in Revive-it. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

WE HAVE NO OPERATING HISTORY AND HAVE MAINTAINED LOSSES SINCE INCEPTION, WHICH WE EXPECT TO CONTINUE INTO THE FUTURE.

We were incorporated on February 26, 2007, and have very limited operations. We have not realized any revenues to date. Our product is under development and is not ready for commercial sale. We have no operating history at all upon which an evaluation of our future success or failure can be made. Our net loss from inception to June 30, 2007 is $13,418. Based upon our proposed plans, we expect to incur operating losses in future periods. This will happen because there are substantial costs and expenses associated with the development, marketing and distribution of our product. We may fail to generate revenues in the future. If we cannot attract a significant number of customers, we will not be able to generate any significant revenues or income. Failure to generate revenues will cause us to go out of business because we will not have the money to pay our ongoing expenses.

In particular, additional capital may be required in the event that:

     - the actual expenditures required to be made are at or above the higher range of our estimated expenditures;

     - we incur unexpected costs in completing the development of our product or encounter any unexpected difficulties;
     - we incur delays and additional expenses related to the development of our product or a commercial market for our product;
     -    we are unable to create a substantial market for our products; or
     -    we incur any significant unanticipated expenses.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans and achieve a profitable level of operations.

IF WE ARE UNABLE TO OBTAIN THE NECESSARY REVENUES AND FINANCING TO IMPLEMENT OUR BUSINESS PLAN WE WILL NOT HAVE THE MONEY TO PAY OUR ONGOING EXPENSES AND WE MAY GO OUT OF BUSINESS.

At June 30, 2007 we had $45,810 in cash. As of the date hereof, we have approximately $45,600 of which we anticipate needing approximately $13,200 for the yet unpaid expenses associated with this Registration Statement (See ITEM 25 "Other Expenses if Issuance and Distribution"). Our budgeted expenditures for the next twelve months are $55,780. Therefore, we presently have a budgeted shortfall of approximately $23,380. We anticipate our existing cash balances will be depleted by February or March, 2008.

How long Revive-it will be able to satisfy its cash requirements depends on how quickly our company can generate revenue and how much revenue can be generated. Although there can be no assurance at present, we plan to be in a position to generate revenues by February 2008. We must generate at least $24,000 in revenues commencing in February in order to fund all expenditures under our 12 month budget. If we are unable to generate revenue from our business subsequent to February 2008, we may be forced to delay, scale back, or eliminate our sales activities. If we are unable to obtain alternative financing to cover shortfalls resulting from reduced revenues or a lack of revenues, we may not be able to continue to operate our business and if this event happens, then there is a substantial risk our business would fail.

Our ability to successfully develop our product and to eventually produce and sell it to generate operating revenues also depends on our ability to obtain the necessary financing to implement our business plan. Given that we have no operating history, no revenues and only losses to date, we may not be able to achieve this goal, and if this occurs we will not be able to pay our development and marketing costs and we may go out of business. We may need to issue additional equity securities in the future to raise the necessary funds. We do not currently have any arrangements for additional financing and we can provide no assurance to investors we will be able to find such financing if further funding is required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our product and our business model. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. The resale of shares by our existing shareholders pursuant to this prospectus may result in significant downward pressure on the price of our common stock and cause negative impact on our ability to sell additional equity securities. Obtaining loans will increase our liabilities and future cash commitments, and there can be no assurance that we will even have sufficient funds to repay our future indebtedness or that we will not default on our future debts if we were able to even obtain loans.

There can be no assurance that capital will continue to be available if necessary to meet future funding needs or, if the capital is available, that it will be on terms acceptable to us. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be forced to scale back or cease operations, which might result in the loss of some or all of your investment in our common stock.

IF OUR ESTIMATES RELATED TO EXPENDITURES ARE ERRONEOUS OUR BUSINESS WILL FAIL AND YOU WILL LOSE YOUR ENTIRE INVESTMENT.

Our success is dependent in part upon the accuracy of our management's estimates of expenditures, which are currently budgeted at $55,780 for the next 12 months. (See "Plan of Operation".) If such estimates are erroneous or inaccurate we may not be able to carry out our business plan, which could, in a worst-case scenario, result in the failure of our business and you losing your entire investment.

OUR BUSINESS MODEL MAY NOT BE SUFFICIENT TO ENSURE OUR SUCCESS IN OUR INTENDED MARKET

Our survival is currently dependent upon the success of our efforts to gain market acceptance of one product that ultimately represents a small sector in our targeted industry. Should our services be too narrowly focused or should the target market not be as responsive as we anticipate, we may not have in place alternate products or services that we can offer to ensure our survival.

IF WE ARE UNABLE TO COMPLETE THE PRODUCTION OF OUR REVIVATONE VIDEO, WE WILL NOT BE ABLE TO GENERATE REVENUES AND YOU WILL LOSE YOUR INVESTMENT.

We have not completed development of the RevivaTone video. The success of our proposed business will depend on its completion and the acceptance of our product by end use consumers in our target market. Achieving such acceptance will require significant marketing investment and perceived value in our product by consumers. Our product, once developed and tested, may not be accepted by our customers at sufficient levels to support our operations and build our business. If our video that we develop is not accepted at sufficient levels, our business will likely fail.

WE  CURRENTLY  HAVE  NO  PROTECTION  BY ANY  TRADEMARKS,  PATENTS  AND/OR  OTHER
INTELLECTUAL   PROPERTY   REGISTRATIONS.   IF  WE  ARE  UNABLE  TO  PROTECT  OUR
INTELLECTUAL PROPERTY RIGHTS, OUR PROPOSED BUSINESS WILL FAIL.

We have not applied for any trademark, patent or other intellectual property registration with any governmental agency for our name or for our product. At present we are planning to enter into non-disclosure agreements with any future contactors or employees to protect our technology. Despite any precautions taken to protect our product and brand name, unauthorized parties may attempt to copy or obtain and use our video program. If they are successful they could develop similar programs, which could create more competition for us and even cause our proposed business operations to fail.

WE DEPEND TO A SIGNIFICANT EXTENT ON CERTAIN KEY PERSONNEL, THE LOSS OF ANY OF WHOM MAY MATERIALLY AND ADVERSELY AFFECT OUR COMPANY.

Currently, we have only two employees and they are also our officers and directors. We depend entirely on Ms. Quan and Mr. Galal for all of our operations. The loss of either person will have a substantial negative effect on our company and may cause our business to fail. Neither of our officers and directors has been compensated for their services since our incorporation, and it is highly unlikely that they will receive any compensation unless and until we generate substantial revenues. There is intense competition for skilled personnel and there can be no assurance that we will be able to attract and retain qualified personnel on acceptable terms. The loss of either Ms. Quan or Mr. Galal's services could prevent us from completing the development of product and developing sales of our product. In the event of the loss of services of such personnel, no assurance can be given that we will be able to obtain the services of adequate replacement personnel.

We do not have any employment agreements or maintain key person life insurance policies on our officers and directors. We do not anticipate entering into employment agreements with them or acquiring key man insurance in the foreseeable future.

WE HAVE LIMITED BUSINESS, SALES AND MARKETING EXPERIENCE IN OUR INDUSTRY.

We have not completed the development of our product and have yet to make any sales to customers. Our officers and directors have no prior marketing or selling experience, and limited business or employment experience in the video based facial toning and non surgical cosmetic procedure industry. Therefore, they have limited experience to apply toward marketing our products. While we have developed our Internet based sales system, it has not yet been tested commercially. In order to do so, we must develop and implement a marketing campaign to drive Internet traffic to our site. While we have plans for marketing and sales, there can be no assurance that such efforts will be successful. Our future success will depend, among other factors, upon whether our product can be sold at a profitable price and the extent to which consumers acquire, adopt, and continue to use it. There can be no assurance that our product will gain wide acceptance in its targeted markets or that we will be able to effectively market our product.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST OUR COMPETITORS.

The aesthetics and cosmetic procedure industry as it applies to facial toning is characterized by intense competition, rapid product development and technological change. Our intended target market contains many complementary and overlapping segments, many of which compete against each other for consumer expenditures for the same desired results. These segments include health, spa fitness centers, cosmetic products, surgical and non-surgical cosmetic procedures, and others such as physical therapy, nutritional products, and educational services. We believe competition is based primarily on marketing, price, quality and assortment of products, professional alliances, customer service and the availability of new products. Most if not all of our competitors have substantially greater resources, research and development staff, sales and marketing staff, and facilities than ourselves. In addition, other recently developed technologies are, or may in the future, be the basis of competitive products. There can be no assurance that the our competitors will not develop technologies and products that are more effective than those being developed by ourselves or that would render our product obsolete or noncompetitive.

Other than cosmetic products, our competition is made up of many privately owned companies and practicing physicians, many of which are fragmented in terms of both geographical market coverage and product categories and services. We cannot assess the size of these privately held companies or practices. Our competition also includes many private and public health and exercise clubs located throughout the USA. Many of these clubs offer facial cosmetic treatments in a spa setting and regularly scheduled in house yoga and other related training and beauty programs. While it appears that it is only the small privately owned operations with very little exposure or promotion offer scheduled yoga training programs, we cannot accurately estimate the size of this particular market due to a lack of current statistics, but we believe it is still significant.

Competition in our target market from non-surgical procedures includes over 17,000 physicians in the USA within the specialties of dermatology and plastic surgery. Many other physicians specializing in other practices also provide services in this industry, as well as numerous medical spas. Many of these practitioners are aligned with a variety of related supply companies, many of which offer substantially different treatments for similar problems and results. These supply companies include very large publicly traded companies like Artes Medical Inc, Obagi Medical Products, Inc., Skin Medica, Murad, Inc., and Pevonia Botanica Their product lines include silicone injections, laser procedures, facial surgical procedures, such as facelifts and eyelid surgeries, fat injections, dermabrasion, skin fillers and Botulinum toxin (Botox) injections, and other dermal fillers. Our product could be rendered obsolete or made uneconomical by the development of new products to treat the conditions addressed by our product, or marketing or pricing actions by one or more of these competitors. All of these products and/or technologies have become accepted treatments recommended or prescribed and administered by plastic surgeons, aesthetic dermatologists and other physicians.

Large cosmetic companies also compete in our targeted facial toning and aesthetics market. These companies are generally very large, highly successful and well financed companies with very large marketing and promotion budgets. Some of the leading brands include: Estee Lauder, Clinique, Shiseido, Christian Dior and Lancome. They include anti aging competitors such as lotions and creams like Oil of Olay and products that cater to the growing demand for therapeutic skin care products such as facial scrubs, anti-aging treatments, tonics, astringents and skin-restoration formulas. These companies also possess extensive manufacturing, distribution and marketing capabilities and sell their products directly through many end use retailers and distributors with their own retail sales force.

We also believe we are presently competing directly with 2 private companies that are offering products similar to ours for sale over the Internet. These are Sabrina Stevens Systems Inc. and The Active World Co., Inc. There are also other companies that offer facial exercises online at no cost such as "Ageless", with the purchase of a facial cosmetic product such a cream or serum. There are likely many others that we are not aware of, and the Internet is only one of many distribution channels available to our industry. While we are unable to assess the size of all of our competitors, we would be classified as one of the smallest when our product is available for sale with only a single product offering and no revenues at present.

There can be no assurance that we will be able to effectively compete with our competitors or that their present and future offerings would render our product obsolete or noncompetitive. This intense competition may have a material adverse effect on our results of operations and financial condition and prevent us from achieving profitable sales levels of our product.

OUR OFFICERS AND DIRECTORS ARE ENGAGED IN OTHER ACTIVITIES AND MAY NOT DEVOTE SUFFICIENT TIME TO OUR AFFAIRS, WHICH MAY AFFECT OUR ABILITY TO CONDUCT OPERATIONS AND GENERATE REVENUES.

The persons serving as our officers and directors have existing responsibilities and have additional responsibilities to provide management and services to other entities. Ms. Quan, our President and director, is also a customer relations representative with Rogers Communications Inc. in Burnaby B.C., Canada. We expect Ms. Quan to spend approximately 25-30 hours a week on the business of our company. Mr. Galal, our Secretary Treasurer and one of our directors, is also Managing Director Elzoghby.com, and Traders (Egypt), both of which are private companies located in Alexandria Egypt. We expect Mr. Galal to spend approximately 25 hours or more a week on the business of our company. As a result, demands for the time and attention from our directors and officers from our company and other entities may conflict from time to time. Because we rely primarily on our directors and officers to maintain our business contacts and to promote our product, their limited devotion of time and attention to our business may hurt the operation of our business.

OUR INDEPENDENT AUDITORS' REPORT STATES THAT THERE IS A SUBSTANTIAL DOUBT THAT WE WILL BE ABLE TO CONTINUE AS A GOING CONCERN.

Our independent auditors, Moore and Associates, Chartered, state in their audit report, dated August 6, 2007 and included with this prospectus, that since we are a development stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

This qualification clearly highlights that we will, in all likelihood, continue to incur expenses without significant revenues into the foreseeable future until our product gains significant popularity. Our only source of funds to date has been the sale of our common stock. Because we cannot assure anyone at this stage that we will be able to generate enough interest in our product or that we will be able to generate any significant revenues or income, the identification of new sources equity financing is significantly more difficult, and if we are successful in closing on any new financing, existing investors will experience substantially more dilution. The ability to obtain debt financing is also severely impacted, and likely not even feasible, given that we do not have revenues or profits to pay interest or repay principal.

As a result, if we are unable to obtain additional financing at this stage in our operations, our business will fail and you may lose some or all of your investment in our common stock.

INVESTORS WILL HAVE LITTLE VOICE REGARDING THE MANAGEMENT OF REVIVE-IT DUE TO THE LARGE OWNERSHIP POSITION HELD BY OUR EXISTING MANAGEMENT AND THUS IT WOULD BE DIFFICULT FOR NEW INVESTORS TO MAKE CHANGES IN OUR OPERATIONS OR MANAGEMENT, AND THEREFORE, SHAREHOLDERS WOULD BE SUBJECT TO DECISIONS MADE BY MANAGEMENT AND THE MAJORITY SHAREHOLDERS, INCLUDING THE ELECTION OF DIRECTORS.

Officers and directors directly own 4,000,000 shares of the total of 5,130,000 issued and outstanding shares of Revive-it's common stock and are in a position to continue to control Revive-it. Of these 5,130,000 shares, Ms. Trina Quan, our President, owns 2,000,000 shares and Mr. Ahmad Galal, our Secretary Treasurer and CFO owns 2,000,000 shares. Collectively they own 77.98% of our total outstanding common shares. Such control may be risky to the investor because our company's operations are dependent on a very few people who could lack ability, or interest in pursuing our operations. In such event, our business may fail and you may lose your entire investment. Moreover, investors will not be able to effect a change in the company's board of directors, business or management.

FUTURE REGULATION OF THE INTERNET COULD RESTRICT OUR BUSINESS, PREVENT US FROM OFFERING SERVICE OR INCREASE OUR COST OF DOING BUSINESS.

At present there are few laws, regulations or rulings that specifically address access to or commerce on the Internet. We are unable to predict the impact, if any, that future legislation, legal decisions or regulations concerning the Internet may have on our business, financial condition, and results of operations. Regulation may be targeted towards, among other things, assessing access or settlement charges, imposing taxes related to internet communications, restricting content, imposing tariffs or regulations based on encryption concerns or the characteristics and quality of products and services, any of which could restrict our business or increase our cost of doing business. The increasing growth and popularity of the Internet and related services heighten the risk that governments or other legislative bodies will seek to regulate the service, which could have a material adverse effect on our business, financial condition and operating results.

RISKS ASSOCIATED WITH OUR COMMON STOCK

DIFFICULTY FOR REVIVE-IT STOCKHOLDERS TO RESELL THEIR STOCK DUE TO A LACK OF PUBLIC TRADING MARKET

There is presently no public trading market for our common stock, we have not applied for a trading symbol or quotation, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future. We intend to seek out a market maker to apply to have our common stock quoted on the OTC Bulletin Board upon effectiveness of this Form SB-2. However, there can be no assurance that Revive-it' shares will be quoted on the OTC Bulletin Board. Until there is an established trading market, holders of our common stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the common stock. If a market for our common stock does develop, our stock price may be volatile.

BROKER-DEALERS MAY BE DISCOURAGED FROM EFFECTING TRANSACTIONS IN OUR SHARES BECAUSE THEY ARE CONSIDERED PENNY STOCKS AND ARE SUBJECT TO THE PENNY STOCK RULES.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-Nasdaq equity security that has a market price of less than $5.00 per share. Our shares currently are not traded on Nasdaq nor on any other exchange nor are they quoted on the OTC/Bulletin Board or "OTC/BB". Following the date that the registration statement, in which this prospectus is included, becomes effective we hope to find a broker-dealer to act as a market maker for our stock and file on our behalf with the NASD an application on Form 15c(2)(11) for approval for our shares to be quoted on the OTC/BB. As of the date of this prospectus, we have not attempted to find a market maker to file such application for us. If we are successful in finding such a market maker and successful in applying for quotation on the OTC/BB, it is very likely that our stock will be considered a "penny stock". In that case, purchases and sales of our shares will be generally facilitated by NASD broker-dealers who act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

WE INTEND TO BECOME SUBJECT TO THE PERIODIC REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, WHICH WILL REQUIRE US TO INCUR AUDIT FEES AND LEGAL FEES IN CONNECTION WITH THE PREPARATION OF SUCH REPORTS. THESE ADDITIONAL COSTS WILL NEGATIVELY AFFECT OUR ABILITY TO EARN A PROFIT.

Following the effective date of the registration statement in which this prospectus is included, we will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

INVESTORS THAT NEED TO RELY ON DIVIDEND INCOME OR LIQUIDITY SHOULD NOT PURCHASE SHARES OF OUR COMMON STOCK.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors that need to rely on dividend income should not invest in our common stock, as any income would only come from any rise in the market price of our common stock, which is uncertain and unpredictable. Investors that require liquidity should also not invest in our common stock. There is no established trading market and should one develop, it will likely be volatile and subject to minimal trading volumes.

BECAUSE WE CAN ISSUE ADDITIONAL SHARES OF COMMON STOCK, PURCHASERS OF OUR COMMON STOCK MAY INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER DILUTION.

We are authorized to issue up to 50,000,000 shares of common stock. At present, there are 5,130,000 common shares issued and outstanding. Our Board of Directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of Revive-it in the future.

SINCE OUR OFFICERS AND DIRECTORS OWN A SIGNIFICANT PERCENTAGE OF OUR ISSUED AND OUTSTANDING COMMON STOCK, ANY FUTURE SALES OF THEIR SHARES MAY RESULT IN A DECREASE IN THE PRICE OF OUR COMMON STOCK AND THE VALUE OF OUR STOCKHOLDER'S INVESTMENT

Our officers and directors, currently own 4,000,000 shares of the total of 5,130,000 issued and outstanding shares of our common stock. Collectively they own 77.98% of our total outstanding common shares. These shares will be available for resale to the public after February 26, 2008 in accordance with Rule 144 of the Act. Under Rule 144 as currently in effect, they would be entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of our common stock then outstanding which, in this case, will currently equate to approximately 51,300 shares; or the average weekly trading volume of Revive-it common stock during the four calendar weeks, preceding the filing of a notice on form 144 with respect to the sale.

The possibility of future sales of significant amounts of shares held by them could decrease the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market. In such case, the value of your investment in us will decrease.

OTHER RISKS

ALL OF OUR ASSETS AND OUR OFFICERS AND DIRECTORS ARE LOCATED IN CANADA AND EGYPT. THIS MAY CAUSE ANY ATTEMPTS TO ENFORCE LIABILITIES UNDER THE U.S. SECURITIES AND BANKRUPTCY LAWS TO BE VERY DIFFICULT.

Currently, all of our assets and each of our officers and directors are located in Canada and Egypt and this is likely to remain so for at least the next 12 months. Therefore, any investor that attempts to enforce against the company or against any of our officers and directors liabilities that accrue under U.S. securities laws or bankruptcy laws will face the difficulty of complying with local laws in these countries, with regards to enforcement of foreign judgments. This could make it impracticable or uneconomic to enforce such liabilities.

                           FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 4-10 that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

              SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

                                  THE OFFERING

This prospectus covers the resale by certain selling stockholders of 1,130,000 shares of common stock, which were issued pursuant to a private placement offering made by Revive-it pursuant to Regulation S promulgated under the Securities Act.

                                 USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All proceeds from the sale of the common stock will go to the respective selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

                         DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The offering price of $0.05 per share is based on the last sales price of our common stock under our private placement, which we closed on June 27, 2007, and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

                                    DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.

                            SELLING SECURITY HOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. None of the selling stockholders are broker-dealers or affiliated with broker-dealers. We issued the shares of common stock in a private placement transaction exempt from registration under the Securities Act pursuant to Regulation S.

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 1,130,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of August 6, 2007 and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.

                                                                                     Number of Shares Owned
                                                                                  by Selling Stockholder After
                                                                                  Offering and Percent of Total
    Name of Selling                          Common                                 Issued and Outstanding(1)
Stockholder and Position,                Shares owned by    Total Shares to be      -------------------------
   Office or Material                      the Selling     Registered Pursuant       # of               % of
Relationship with Revive-it               Stockholder(2)     to this Offering       Shares              Class
---------------------------               --------------     ----------------       ------              -----
Mohamed Elzoghby Galal (3)                    40,000             40,000               --                  --
Hekmat Ahmed Elmessiri (4)                    40,000             40,000               --                  --
Wael Mohamed Elzoghby (5)                     30,000             30,000               --                  --
Fouad El Saed Atteia                          30,000             30,000               --                  --
Samya Mahmoud Fadel                           20,000             20,000               --                  --
Mohamed Shaheen                               30,000             30,000               --                  --
Amr Elmahdy                                   30,000             30,000               --                  --
Tarek Elmahdy                                 40,000             40,000               --                  --
Mohamed Maher                                 20,000             20,000               --                  --
Hassan Abdou                                  20,000             20,000               --                  --
Noha Ahmed Elsayed Ahmed Atalla               30,000             30,000               --                  --
Neema Ismail Mohamed Ismail                   20,000             20,000               --                  --
Nushaat Mahmoud Mohamed Emam                  40,000             40,000               --                  --
Wafaa Foad Hassan Ali                         30,000             30,000               --                  --
Nader Nasr Hassan Ahmed Gharib                20,000             20,000               --                  --
Amal Mohamed Ibrahim Habib                    40,000             40,000               --                  --
Hend Saad Aly Hussein                         30,000             30,000               --                  --
Mervat Saad Aly Hussein                       30,000             30,000               --                  --
Saad Aly Husseign Abotaleb                    40,000             40,000               --                  --
Ahmed Mohamed Khamis Mohamed Elsayed          30,000             30,000               --                  --
Waleed Mohamed Khamis Mohamed Elsayed         40,000             40,000               --                  --
Zakia Mohamed Aboelkassem Ahmed               30,000             30,000               --                  --
Ahmed Mohamed Hassan Mohamed                  30,000             30,000               --                  --
Abdelatif Ghazy Mohamed Ibrahim               30,000             30,000               --                  --
Ahmed Abdelatif Ghazy Mohamed                 30,000             30,000               --                  --
Aziza Mohamed Aboelkassem Ahmed               30,000             30,000               --                  --
Aziza Aboelkassem Mohamed Aboelkassem         30,000             30,000               --                  --
Fatma Attia Mahdy Mahdy                       30,000             30,000               --                  --
Mostafa Abdou Mohamed Ahmed Ziada             30,000             30,000               --                  --
Donia Othman Hashim Mahran                    20,000             20,000               --                  --
Mohamed Othman Hashem Mahran                  20,000             20,000               --                  --
Faten Aboelkassem Mohamed Aboelkassem         30,000             30,000               --                  --
Sabria Youssef Mohamed Ahmed                  30,000             30,000               --                  --
Essam Aly Mohamed Abdallah Hamam              30,000             30,000               --                  --
Doaa Elsayed Elaraby Hassan Youssef           20,000             20,000               --                  --
Nagat Khamis Mohamed Elsayed                  40,000             40,000               --                  --
Zuynab Khalaf Hemayat Allh Morsy              30,000             30,000               --                  --
Hassan Foud Hassan Ali Fada                   20,000             20,000               --                  --

TOTAL                                      1,130,000          1,130,000

----------
1) Assumes all of the shares of common stock offered are sold. Based on 5,130,000 common shares issued and outstanding on August 6, 2007.
(2) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person. There are currently no shares subject to options, warrants or preferred stock.
(3)  Mohamed Elzoghby Galal is the father of Ahmad Galal
(4)  Hekmat Ahmed Elmessiri is the mother of Ahmad Galal
(5)  Wael Mohamed Elzoghby is a brother of Ahmad Galal

Other than those disclosed in (3), (4) and (5) above, there are no other family relationships between any of the above noted stockholders and either of our Officers and Directors.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

                              PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
     (c)  an exchange distribution in accordance with the rules of the exchange;
     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     (e)  privately negotiated transactions;
     (f)  a combination of any aforementioned methods of sale; and
     (g) any other method permitted pursuant to applicable law, including compliance with SEC's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the SEC. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

     (a) adequate current public information with respect to the issuer must be available;

     (b) restricted securities must meet a one year holding period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer (because our selling security holders paid the full purchase price for the shares of our common stock covered by this registration statement on June 27, 2007, the shares of our common stock covered by this registration statement have not met the one year holding period);
     (c) sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through an automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;
     (d) the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;
     (e) if the amount of securities to be sold pursuant to Rule 144 during any three month period exceeds 500 shares/units or has an aggregate sale price in excess of $10,000, the selling security holder must file a notice in Form 144 with the Commission.

The current information requirement listed in (a) above, the volume limitations listed in (c) above, the requirement for sale pursuant to broker's transactions listed in (d) above, and the Form 144 notice filing requirement listed in (e) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least two years has elapsed from the date the securities were acquired from the issuer or from an affiliate. These requirements will cease to apply to sales by the selling security holders of the shares of our common stock covered by this registration statement on June 27, 2009.

                          TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Routh Stock Transfer, Suite 1000, West Plano Parkway, Plano, Texas, USA 75093. Their phone number is
(972) 381-2782 and their fax number is (972) 381-2783.

                                LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings, nor are we aware of any governmental authority contemplating any legal proceeding against us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

                                                              Date First Elected
    Name         Position Held with the Company        Age       or Appointed
    ----         ------------------------------        ---       ------------
Trina Quan     President, CEO and Director              29     February 26, 2007
Ahmad Galal    Secretary Treasurer, CFO and Director    31     February 26, 2007

BUSINESS EXPERIENCE

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

MS. TRINA QUAN, PRESIDENT, CEO, MEMBER OF THE BOARD OF DIRECTORS

Ms. Trina Quan has been serving as our President and a member of our Board of Directors since February 26, 2007. The term of her office is for one year and is renewable on an annual basis.

Ms. Quan is currently employed as a Customer Service Representative for Rogers Wireless Communications, and has acted in this position since September 2004. She performs customer service activities including dispute resolution, providing client solutions to address specific needs to ultimately ensure customer retention. From May, 2005 to August 2005 she was also contracted by Durante Furniture to conduct market research, develop prospective leads and maintain a customer based computer system. From September 2003 to August 2004 she completed her post secondary education, where she attended full time. From July 2000 to September 2003 she was employed by Ventana Construction Corporation as an Administrator, and provided management support to the Operations Managers, Project Managers, Controller, and Accounting department. From August 1999 to November 2000 she was employed as Customer Service Representative for Women's Zone Fitness and Aerobics, where she was responsible for all operational staff, sales and attracting new members.

She received a diploma in Professional Sales and Marketing Management from the British Columbia Institute of Technology ("BCIT") in May 2006, and is currently a member of the BCIT Marketing Association. She received her aesthetics diploma at the Blanche Macdonald Centre located in Vancouver B.C. in 1999.

She is currently devoting approximately 25 hours a week of her time to our company, and is planning to devote 30 hours per week if necessary during the next 12 months of operation.

She is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

MR. AHMAD GALAL, SECRETARY TREASURER, CFO, MEMBER OF THE BOARD OF DIRECTORS

Mr. Galal has been serving as our Secretary, CFO and a member of our Board of Directors since February 26, 2007. The term of his office is for one year and is renewable on an annual basis.

He is the Managing Director Elzoghby.com, which he founded in 1998. Elzoghby is a private company with 7 employees and provides end-to-end e-Business Solutions including websites, internet portals, e-commerce applications and e-business analysis for small, medium and large size businesses and organizations in Egypt, the USA, UK, Europe and the Middle East. He is also the Managing Director of Traders (Egypt), which he founded in 2005. Traders is a privately incorporated Export company with 3 employees specializing in exporting recycled plastics and quarried marble materials from Egypt to the Far East, Europe and North America.

He received a Bachelors degree in Accounting from the University of Alexandria, in Alexandria Egypt in 1996.

Mr. Galal is currently devoting approximately 25 hours a week of his time to Revive-it, and is planning to continue to do so during the next 12 months of operation.

He is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

COMMITTEES OF THE BOARD

We do not have an audit or compensation committee at this time.

FAMILY RELATIONSHIPS

There are no family relationships between our officers and directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

     1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

     2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
     3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
     4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

CONFLICT OF INTEREST

None of our officers or directors are subject to a conflict of interest.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following is a table detailing the current shareholders of Revive-it owning 5% or more of the common stock, and shares owned by our directors and officers as of August 6, 2007:

                                                     Amount and
                                                     Nature of         Percent
Title of        Name and Address                     Beneficial          of
 Class          of Beneficial Owner                  Ownership         Class(2)
 -----          -------------------                  ---------         --------
Common          Trina Quan
                122 Mundy Street, Coquitam B.C.
                Canada V3K 5L8                       2,000,000          38.99%

Common          Ahmad Galal
                12 Mahmoud Esmael St.
                Mostafa Kamel, Alexandria, Egypt     2,000,000          38.99%

Common          Directors and officers as a group
                of two (1)                           4,000,000          77.98%

----------
1.   Represents beneficial ownership
2. Based on the total of 5,130,000 outstanding common shares as of the date hereof

                            DESCRIPTION OF SECURITIES

We are authorized to issue 50,000,000 shares of common stock with a par value of $0.001. We are not authorized to issue shares of preferred stock. As at August 6, 2007 we had 5,130,000 common shares outstanding. There are no warrants, options or convertible securities outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Revive-it has not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in our company, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of Revive-it.

Moore and Associates, Chartered have audited our financial statements for the period ended June 30, 2007 and presented its audit report dated August 6, 2007 regarding such audit which is included with this prospectus with Moore's consent as experts in accounting and auditing.

The O'Neal Law Firm, P.C., whose offices are located at 14835 East Shea Boulevard, Suite 103, PMB 494, Fountain Hills, Arizona 85268, has issued an opinion on the validity of the shares offered by this prospectus, which has been filed as an Exhibit to this prospectus with the consent of the O'Neal Law Firm, P.C.

  DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITY LIABILITIES

The Nevada General Corporation Law requires Revive-it to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Article VII of our bylaws, we are authorized to indemnify its directors to the fullest extent authorized under Nevada Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS

See "Certain Relationships and Related Transactions", below.

                             DESCRIPTION OF BUSINESS

BUSINESS OF ISSUER

Revive-it was incorporated on February 26, 2007 in the State of Nevada. We are a development stage company that only recently commenced with its business operations and we currently have no revenue and no significant assets. We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings. Since becoming incorporated, we have not made any significant purchase or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations. We are not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since we have a specific business plan or purpose.

Neither Revive-it, nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

PRINCIPAL PRODUCTS AND SERVICES

We formed our company to provide prospective customers with a more proactive approach to wrinkling and aging of the skin, and one that does not involve surgery, the use of synthetic chemicals, or products derived from natural toxins like Botox. We believe that if a user follows our program, they can either significantly delay or even eliminate the need for painful and expensive cosmetic procedures that many people are reluctant to undertake because of cost, potential side effects and recovery times. Our vision is to offer healthy and natural alternatives to consumers at an affordable price, so they can look beyond the traditional world of cosmetic surgery to achieve their desired physical appearance.

We are planning to develop our first procedure for men and women who are dissatisfied with the overall appearance of their face. We are initially focusing on the face in order to capitalize on findings (including those in
their         most         recent          2006          report          Source:
http://www.surgery.org/download/2004-stats.pdf) published by the American Society for Aesthetic Plastic Surgery ("ASAPS"), which found that Americans spend most of their cosmetic procedure dollars on the face. We are in the process of developing and producing a self directed DVD video application called "RevivaTone", which will teach facial yoga techniques to tone the face and help preserve the face against wrinkling and aging. When complete, our product will be an educational video designed & created to provide results within several weeks. The program is planned to be a regimen that people can easily follow to achieve the desired results through a regular exercise routine, and at the same time provide a pleasurable experience in an engaging, enjoyable and simple manner.

Yoga has been a practice of members of the Hindu religion for many centuries. According to the Webster's New World Medical Dictionary, yoga is a way of life that includes ethical precepts, dietary prescriptions, and physical exercise. Its practitioners believe that the discipline has the capacity to alter mental and bodily responses normally thought to be far beyond a person's ability to modulate them. During the past 80 years, health professionals in India and the West have begun to investigate the therapeutic potential of yoga. To date, thousands of research studies have been undertaken and have shown that the practice of yoga teaches people to learn to control such physiologic parameters as blood pressure, heart rate, respiratory function, metabolic rate, skin tone and resistance and many other bodily functions.

RevivaTone will be a tool for users to touch 57 points of the face to tone and build muscle in specific areas, in order to gain a more youthful appearance. The focus will be on the areas of the eye & forehead, neck & throat, and lips & cheeks. Facial yoga works by applying pressure with hand and finger touch to a specific area to flex the muscles. We believe that by following these procedures properly, the user will build muscle in the area to minimize wrinkles and fine lines, while simultaneously toning and tightening the skin. It works to recondition the connective tissues by toning collagen and elastin fibers in the face. According to Dr. Dennis Gross, a Manhattan-based dermatologist and author of YOUR FUTURE FACE, "Facial stretches help to reduce the neurological impulses associated with stress and the grimaces that lead to the lines in your forehead".

When we complete the development and production of our DVD product, we plan to focus our marketing efforts in the United States. We also plan to develop revenues from the sale of this product exclusively by sale over the Internet. Our website "www.revive-itcorp.com" is near completion and we plan on having a commercial product available for sale and order fulfillment by February 2008. The DVD will be priced for mass market consumption so that everyone with an interest in preserving a youthful look can purchase the exercise program.

If we are successful, and have the financial and cash resources to do so, we then plan expand our product line with complementary videos for other areas of the human body. We also plan to expand our business from sales generation exclusively from the Internet to having our products sold to customers through other consumer channels such as retailers, wholesalers, or other direct sale methods. We will only undertake these strategies to expand our business after our first year of operations, and provided we meet our business objectives over the next 12 months.

THE MARKET

An inevitable consequence of age is wrinkled and sagging skin. Elastin and collagen are proteins in the skin's underlying layers that give it firmness and elasticity. As we age, the skin begins to lose its elastin fibers and collagen content, especially when exposed to sunlight. Eventually, everyone will sit in front of a mirror and wish they could change or improve their appearance, particularly their facial features. Over the last several decades, there has been a growing trend toward the use of aesthetic procedures that promise a more youthful look as the baby boomer population ages. Our youth orientated society is always searching for new and novel products or services that will help reduce the aging process. Marketers and the general media have played a large part in building this perceived need for a more youthful appearance through significant promotion of the "right look" and how certain cosmetics and procedures can help achieve it. Mass-market television shows like EXTREME MAKEOVER presently reflects the public's acceptance of aesthetic procedures. Many other popular television programs and print media widely advertise aesthetic procedures undertaken by celebrities, enhancing the beauty and glamour associated with, and the demand for, self-improving treatments. The result has been a multi-billion dollar industry focused on the reversal of the effects of age, particularly on the face. This industry currently is currently selling many alternatives to achieve the objective. These include cosmetic surgery, chemical fillers that are injected under the skin to smooth out lines and wrinkles, and the use of popular substances like Botox, which serves to paralyze the muscles of the face which are used in frowning and raising of the eyebrows. When these muscles are paralyzed or relax, the fine lines and wrinkles smooth out.

When our product is ready for commercial sale, we will be participating in the large and growing U.S. aesthetics and cosmetic industry. Facial toning represents a portion of this industry, which alone is currently estimated to be a $20 billion dollar a year industry and one where demand is forecasted to continue to rise annually at a rate of 8.7% in the US. (1). This industry contains many complementary and overlapping segments, many of which compete against each other for consumer expenditures for the same desired results. These segments include cosmetic products, surgical and non-surgical cosmetic procedures, health, spa fitness centers, and others such as physical therapy, nutritional products, and educational services.

COSMETIC PRODUCTS

32 percent of the $20 billion US facial toning market share is represented by various cosmetic anti aging creams and lotions (2). Some of the leading brands include: Estee Lauder, Clinique, Shiseido, Christian Dior and Lancome. The growth potential for cosmetic products expected to maintain a healthy growth rate over the next several years, says the American Academy of Anti-Aging Medicine, a Chicago-based non-profit group that promotes various medical procedures said to retard aging (3). The industry is developing anti-aging cosmetic products to target adults as young as 23yrs old.

(1)(2) http://commercecan.ic.gc.ca/scdt/bizmap/interface2.nsf/vDownload/IMI_3410
/$file/X_2031409.DOC
(3) http://www.ocregister.com/ocregister/healthscience/atoz/article_859078.php

There is significant interest from consumers in this particular market, because it promises to deliver non-surgical "face lift" results without the cost and associated treatment. However, the many creams and lotions available for sale do not guarantee results. Manufacturers states that the results of creams and lotions are dependent on the depth of the wrinkles, regimen of daily skincare, how hydrated you are given the amount of water intake, and adequate rest. Many other anti aging cosmetics are nothing more than "cover ups" which utilize emulsions and pigments to hide aging. All of these factors play an important role in the consumer seeing visible results.

COSMETIC PROCEDURES

There are two primary types of cosmetic procedures, being surgical and non-surgical. The top five surgical procedures would include breast augmentation, eyelid surgery, liposuction, nose re-shaping, and tummy tuck. Non-surgical procedures are considered to be minimally invasive to the human body and generally involve only skin surface care. The top five non-surgical procedures include Botox injections, skin fillers to hide wrinkles and other

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
imperfections, and skin cleansing/peels with cosmetic abrasive materials. The primary purpose injections serve are typically in the area of the face.

According to the American Society for Aesthetic Plastic Surgery ("ASAPS"), Americans alone spent just under $12.2 billion on cosmetic procedures in 2006. Non-surgical procedures made up 83% of the total. Since 1997, there has been a 446 percent increase in the total number of cosmetic procedures. Of the total, surgical procedures increased by 98 percent, and non-surgical procedures increased by 747 percent. In 2006, people in the USA of the ages 35-50 had 5.3 million procedures or 47 percent of the total. People aged 19-34 had 22 percent of procedures, and ages 51-64 had 25 percent.

According to the ASAPS, injections are the fastest-growing non-surgical cosmetic procedure in the industry. Botox was the top non surgical procedure, and dermal fillers were the fastest growing segment. In 2006, approximately 5.2 million injectable aesthetic procedures were performed in the United States, on which U.S. consumers spent approximately $2.5 billion. Industry research conducted by Medical Insight, Inc. projects that the market for injectable dermal filler treatments will expand at a compound annual growth rate through 2011 of more than 25% in the United States and 20% throughout the rest of the world.

Botox is now more popular than breast enhancement surgery and is regarded by some as the fountain of youth. The recent rise in popularity of Botox has much to do with the manner in which it is marketed. Suppliers have allotted significant budgets for marketing expenditures in order to mass market Botox and its benefits. Botox is a toxin that was approved by the FDA in 2000, to treat a neurological movement disorder that causes severe neck and shoulder contractions. As an unusual side effect of the treatment, doctors observed that Botox softened the vertical frown lines between the eyebrows that tend to make people look tired, angry, or displeased. Its use was then expanded to include applications to reduce the effects of aging and facial skin wrinkles. Approximately 89% of Botox injections are used primarily for the face. Source: http://www.surgery.org/download/2004-stats.pdf

HEALTH, SPA AND FITNESS CENTERS

According to International Health, Racquet; Sportclub Association, or IHRSA, the estimated market size of the U.S. health club industry was approximately $15.9 billion in revenues 2005 and 41.3 million memberships with approximately 29,000 clubs as of January 2006. Health clubs focus primarily on weight loss and strength training and they generate most of their revenues through these activities. Many of these clubs provide spa facilities, offering facial toning and even yoga instruction based programs. We cannot accurately estimate the size of this particular market in terms of facial toning services due to a lack of current statistics, but we believe it is still significant.

OUR TARGET MARKET

We plan to target consumers who currently use anti-aging creams or cosmetics and customers who are considering surgical or non-surgical cosmetic procedures. We chose this segment because it has always focused on reactionary procedures rather than a proactive approach to aging. It is also a segment that is experiencing significant ongoing growth. We believe that this segment represents a large and ready market for our product, and that through regular use of our exercise routine, prospective customers can either eliminate or significantly delay the need for these procedures. Our review of the health, fitness and spa industry has revealed that the large publicly held companies and chains generally do not offer programs such as ours, that Yoga based facial toning exercises have historically received little attention, and that most fitness clubs still focus on weight loss and strength training. It appears that it is only the small privately owned operations with very little exposure or promotion offer scheduled yoga training programs, most of which are focused on general health and well being. We believe there has been little exploitation of the opportunity that we see for our product, that it can potentially be an effective facial anti aging tool, and one which costs very little to use.

Our target market is comprised of two age groups, who we believe will use our proposed product for different reasons. The first segment is young adults between the ages of 18 to 34 years. We believe this particular age group has become more concerned with holding onto their physical fitness as they get older to give them a certain quality of life and enable them to feel good about their body. There is a growing market among younger patients who embrace cosmetic surgery as a common way of life. The second segment is adults between the ages of 35 to 49 years, which according to the ASAPS, pay for the greatest number surgical and non-surgical cosmetic procedures of any age group. We believe that many people in this particular age group thrive on the denial of aging and refuse to accept physiological limits. We do not see 50 year plus age groups as our target. They are generally looking instant gratification through surgery, or major repairs resulting from many years of sun damage and general aging.

COMPETITION AND COMPETITIVE STRATEGY

The aesthetics and cosmetic procedure industry as it applies to facial toning is characterized by intense competition, rapid product development and technological change. As noted earlier in the section entitled "The Market", our target market contains many complementary and overlapping segments, many of which compete against each other for consumer expenditures for the same desired results. These segments include health, spa fitness centers, cosmetic products, surgical and non-surgical cosmetic procedures, and others such as physical therapy, nutritional products, and educational services. We believe competition is based primarily on marketing, price, quality and assortment of products, professional alliances, customer service and the availability of new products.

Other than cosmetic products, our competition is made up of many privately owned companies and practicing physicians, many of which are fragmented in terms of both geographical market coverage and product categories and services. We cannot assess the size of these privately held companies or practices. We also believe we are presently competing directly with 2 private companies that are offering products similar to ours for sale over the Internet. These are:

     * Sabrina Stevens Systems Inc. offers products through the StarFace brand and at "www.starface.com", which provides facial toning information & videos. They sell their product as a "non surgical face lift". Their approach targets beginners and intermediate users. They offer a 30 minute video workout taken from a live session and is directed to reducing jaw tension and reshaping lips, mouth, cheeks, lower eyelids for $37.49 They also offer videos in pre-packaged sessions. Each class series focuses on different sections of the face. These videos are sold in a series ranging from $39.50 each to $109 for a complete set. The cost is dependent on what area of the face you wish to target (introduction and beginner, eyes, forehead, lips, comprehensive workout, etc.) The complete set is $109 for a series of 6.
     * The Active World Co., Inc. "www.activevideos.com" is an online company that distributes a wide range of fitness instuction videos with a large product offering. They offer a facial yoga video, with client testimonials that rate it average-poor. This video is priced at $24.99. The company also utilizes a form multi level marketing program to generate sales. Their video offering features various types of yoga workouts including "how to" for beginners, yoga for kids, weightloss, and yoga products (mats, bands, etc...)

There are other companies that offer facial exercises online at no cost such as "Ageless" www.ageless.co.za, with the purchase of a facial cosmetic product such a cream or serum. There are likely many others that we are not aware of, and the Internet is only one of many distribution channels available to our industry. While we are unable to assess the size of all of our competitors, we would be classified as one of the smallest when our product is available for sale with only a single product offering and no revenues at present.

Our competition also includes many private and public health and exercise clubs located throughout the USA. Many of these clubs offer facial cosmetic treatments in a spa setting and regularly scheduled related training and beauty programs. While it appears that it is only the small privately owned operations with very little exposure or promotion offer scheduled yoga training programs, we cannot accurately estimate the size of this particular market due to a lack of current statistics, but we believe it is still significant.

Large cosmetic companies also compete in our targeted facial toning and aesthetics market. These companies are generally very large, highly successful and well financed companies with very large marketing and promotion budgets. Some of the leading brands include: Estee Lauder, Clinique, Shiseido, Christian Dior and Lancome. They include anti aging competitors such as lotions and creams like Oil of Olay and products that cater to the growing demand for therapeutic skin care products such as facial scrubs, anti-aging treatments, tonics, astringents and skin-restoration formulas. These companies also possess extensive manufacturing, distribution and marketing capabilities and sell their products directly through many end use retailers and distributors with their own retail sales force.

Competition in our target market from non-surgical procedures includes over 17,000 physicians within the specialties of dermatology and plastic surgery (according to the American Board of Medical Specialties in 2006), many of who

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
are also aligned with a variety of companies in the dermatology and plastic surgery supply markets, many of which offer substantially different treatments for similar problems. These companies include very large publicly traded companies like Artes Medical Inc, Obagi Medical Products, Inc., Skin Medica, Murad, Inc., and Pevonia Botanica Their product lines include silicone injections, laser procedures, facial surgical procedures, such as facelifts and eyelid surgeries, fat injections, dermabrasion, skin fillers and Botulinum toxin (Botox) injections, and other dermal fillers. Many other physicians specializing in other practices also provide services in this industry, as well as numerous medical spas.

Most of the trained professionals that operate in all segments of the facial toning industry, including our target market, are aligned with large, well-established pharmaceutical, chemical, cosmetic or health care supply companies with considerably greater financial, marketing, sales and technical resources than those available to us. Additionally, many of these competitors have research and development capabilities that may allow them to develop new or improved products that may more directly compete with our proposed product. Our product could be rendered obsolete or made uneconomical by the development of new products to treat the conditions addressed by our product, or marketing or pricing actions by one or more of our competitors. Our facial toning and aesthetics product will compete for a share of the existing market with numerous products and/or technologies that have become relatively accepted treatments recommended or prescribed and administered by plastic surgeons, aesthetic dermatologists and other physicians and skin care experts. This intense competition may have a material adverse effect on our results of operations and financial condition and prevent us from achieving profitable sales levels of our product.

A summary of the features and advantages of our different industry competitors is as follows:

  Product                Features and Advantages           Life of treatment        Drawbacks                  Price
  -------                -----------------------           -----------------        ---------                  -----
Facial Yoga           Stimulates   multiple   muscle      Infinite  - as  long     Results are not            $25-$100
                      groups simultaneously  without      as  the   individual     immediate and
                      pain or  surgery.  Ease of use      maintains facial         routine is
                      in   comfort   of  own   home.      exercises                repetitive
                      Inexpensive.

Injections (Botox)    Quick and easy to  administer.      3 to 6 months            Long term side             $350
                      Can  target   specific  areas.      depending on             effects  possible.
                      Safe.    Visible    difference      individual's             Lack of facial
                      immediately.                        existing features        expressions  because
                                                                                   product paralyzes

Creams & Serums       Easy to apply.  Daily use may       Depends on amount        Results are not            $30-$800
                      provide long term benefits over     used and active          instantaneous or in
                      time                                ingredients              many cases,
                                                                                   nonexistent

Cosmetic Surgery      Custom    design    areas   of      Depends on the           Many  risk  factors,       $3,000-$8,000
                      improvement. Visible                individual's skin,       results   may  cause
                      difference is immediate.            age and repetitions      further issues.

Chemical Peel and     Visible  difference  generally      Varies  depending on     Skin  discomforts or       $500-$1,500
fillers               provides  smoother,   tighter,      individual skin type     change in texture of
                      younger looking skin surface                                 skin,  redness,  and
                                                                                   irritation

Laser Skin            Quick    procedure   with   no      Varies  depending on     May result in              $2,000-$3,000
Resurfacing           incisions.   Provides  visible      individual skin type     scarring, changes in
                      results   -   smoother    skin                               pigmentation, and
                      appearance                                                   may burn skin due to
                                                                                   laser treatment

Thread Lift           Shifts   sagging  skin  in  an      One time only            Possibility  of side       $1,500-$3,000
                      upward direction without major                               effects
                      surgery.    Does   not   scar.
                      Procedure is reversible

We plan to compete by positioning ourselves as a supplier of a quality product at a competitive price. Prior to pricing our product, we performed an analysis of our competitor's prices. Based on initial market research we believe that a selling price of approximately $69.99 is competitive with similar offerings by our competitors. We will seek to produce a quality, entertaining and educational video with a program that will be enjoyable to the user. Once our product is developed and ready for sale, we believe we can offer the following competitive advantages:

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
     * We provide a proactive approach to facial aging through exercise and education, rather than reactive approaches that involve surgery or the use of synthetic chemicals and products derived from natural toxins. Individuals can then have the ability to potentially maintain their youthful appearance through simple exercise.
     * Since beauty is a valuable commodity that is unfairly distributed, it can prompt extremes of envy through its undemocratic effects. Our solution is to democratize beauty, to make it something that anyone can potentially attain. The price of our proposed product is less than $70, which is a small percentage of other non-surgical procedures.
     * We believe our procedure will significantly delay and even eliminate the need for painful and expensive cosmetic treatments that many people are reluctant to undertake, without potentially harmful side effects. We believe we can offer a healthy alternative to consumers, at a price everyone can afford. Botox injections typically are effective for 3-4 months and skin fillers last 3-6 months. Most other competing treatments are costly, are usually performed under anesthesia and involve multiple treatments and lengthy recovery times.
     * Our product will be available as an instructional video available by online purchase, which can then be used conveniently in the privacy of the customers own home. Customers do not have to travel to fitness centers and clubs at inconvenient times to attain the same results.
     * We believe our product can offer more visible and lasting result than that provided by most cosmetic products, which generally only serve to cover up the effects of aging.

SALES STRATEGY

When completed, our instructional video will focus on the following facial features:

     1.   Lips & Cheeks
     2.   Eyes & Forehead
     3.   Neck & Throat

We are planning to price our DVD at $69.99, which is competitive with those currently offered by Starface and Active World. We are not planning to offer any volume discounts. We believe this strategy will enable us to better control our administrative and selling costs, and to better plan our potential profit margins. We will also offer a 30 day money back guarantee to all customers, and a point of contact on our website at www.revive-itcorp.com for any consumer inquiries about the product with 24 hour turnaround time for responses by phone or email. We will strive to be recognized for customer service satisfaction, value for service and reliability.

We will be also adding a supplementary facial yoga guide called "RevivaGuide" to our website. It will be made available online and will serve as a complete facial toning reference manual in conjunction with the RevivaTone video. RevivaGuide will be available to all purchasers of the video via password access which be provided with the purchase. This guide will serve as an additional instructional tool to help encourage and motivate our clients to properly perform the techniques.

We analyzed the market for our product and our competition prior to determining our sales strategy. Because we have only one product offering at present and very limited financial resources, we determined that the most cost effective method to reach a large audience is through an internet based sales program. We currently do not have the financial and personnel resources to undertake sales and marketing programs through traditional aesthetic care and retail channels, where competition from physicians and large well capitalized companies is intense.

In order to establish Internet based distribution channels, we must first build our presence with `online' strategic partners who provide a direct link to their website. We need to create brand awareness for our product. On completion of the product, we plan to launch a 12 month direct marketing campaign in order to gain awareness and establish a customer base. The direct marketing campaign will include direct mail, e-mail marketing, telemarketing combined with personal selling, and banner advertising.

Our marketing activities will also include website based banner advertising and links to homepages such as the American Society for Aesthetic Plastic Surgery, where permitted. We plan to hire a web specialist representative to help execute the marketing campaign. The web specialist will be contacting existing and potential customers in the aesthetic skin care market to sell features and benefits of our product. We also will supplement our program with direct email pieces to drive prospective customers to our website (www.revive-itcorp.com). Another form of direct email method that will be used is, `Google AdWords'. Google AdWords is a form of cross advertising on a search engine site such as Google (C). With this type of advertising, Revive-it will be able to connect with potential customers who are searching for just the services or products that they offer. Google AdWords will appear alongside or above the results on Google.com search results pages and on sites on the Google network including AOL.

In order to maximize our marketing potential through our website we will also incorporate a 1/2 -1 minute video clip trailer on the site. This should increase the "stickiness", or the length of time spent by potential customers viewing our site, increasing the chance of product purchase.

We also plan to establish collaboration with a well known spa that operates nationally to use their facial products to help facilitate facial exercises. Most of these spas use in house or preferred brands, benefiting both parties by cross selling each other's products or services. Ideally we will seek to jointly develop a newsletter with our Spa partner(s), for distribution to their clients to help promote their products and our services. The newsletter would direct potential clients to our website, where they can view and purchase our RevivaTone product.

DISTRIBUTION OF PRODUCTS OR SERVICES

When completed, our website will enable customers to place orders and pay for our DVD, and any other future supplementary products, online and from the convenience of their own home. Once the customer selects to purchase our product they are then directed to our order fulfillment page to complete their billing and shipping information. On completion, the customer is asked to agree with our terms and conditions of sale, and if in agreement, they are directed to the checkout page where Paypal information is requested. On completion, a final step displays the order and payment information for final confirmation by the customer. The customer then receives an email summarizing the order, shipping and payment information. We receive an identical email for order processing and fulfillment.

When our product is ready for commercial sale, we will enter into an agreement with Paypal to act as our credit card merchant. Paypal is a financial company that accepts and clears all customer credit card payments on behalf of participating merchants, such as our company. Current Paypal fees for merchant services are as follows:

   Monthly $ Volume of Sales Through Paypal         Fee Per Transaction
   ----------------------------------------         -------------------
            0 - 3,000                                   2.9% + $0.55
            3,000 - 12,000                              2.5% + $0.55
            12,000 - 125,000                            2.2% + $0.55
            > 125,000                                   1.9% + $0.55

There are no short or long term contracts or obligations associated with the use of PayPal. PayPal accepts all major credit cards (Visa, Mastercard, Discover, American Express, ECheque, and transfer of funds from bank account.)

All orders will be shipped by regular mail at our cost. We do not anticipate that the cost of shipping will be more than $1.00 per unit, given the size and weight of our DVD. Our officers and directors will be directly responsible for all order fulfillment and shipping activities for at least the next 12 months. We believe this is will be the most cost effective form of delivery for a development stage company such as ours. It also enables the availability of our product to consumers at anytime, and simple and reliable service at an affordable price.

SOURCES AND AVAILABILITY OF PRODUCTS AND SUPPLIES

There are no constraints on the sources or availability of products and supplies related to our business. We are producing our own product and when completed, we will sell our product over the internet.

We are planning to manage and direct the production of the DVD. We have identified several local production studios, all of which are competitive with their services and pricing. They specialize in producing videos and marketing DVD's for small & medium sized businesses. Our officers will direct and manage the layout and content, and the studio will oversee the video production and soundtrack. All editing will be executed in the studio, under our direction. The production process will include the layout and formatting the video content, filming, editing and production of video. The filming, editing and production will be the responsibility of an experienced film producer and editor. Each section or topic will be filmed separately, and contain approximately 6 sections. The sections are identified as follows:

     1.   Introduction
     2.   Lips & Cheeks
     3.   Eyes & Forehead
     4.   Neck & Throat
     5.   Tips
     6.   Outro (Conclusion)

We are planning to record the video at a local spa. Ms. Quan will be narrating each section while her facial assistants will be following along with her instructions to illustrate the proper placement and techniques of hands and fingers. After this video is produced, edited, and created into DVD format, the DVD product will be available for purchase directly from the company website.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

We plan on selling our products and services directly to end use consumers over the internet. Our intended offering is also priced for mass market consumption. Therefore, we do not anticipate dependence on one or a few major customers into the foreseeable future.

PATENT, TRADEMARK, LICENSE & FRANCHISE RESTRICTIONS AND CONTRACTUAL OBLIGATIONS & CONCESSIONS

We currently do not own any intellectual property have not obtained any copyrights, patents or trademarks in respect of any intellectual property. We are planning to trademark the names "RevivaTone" and RevivaGuide" within the next 12 months (See Plan of Operation). However, the DVD video and website that we plan on developing over the next 12 months will be proprietary to us. We plan on including a statement of copyright and a standard license agreement for the use of our video by our customers, when it is available for commercial sale over our website. We may seek other protection over these assets if we have the cash resources to do so. At present we are not planning to do so.

We have not entered into any franchise agreements or other contracts that have given, or could give rise to obligations or concessions.

EXISTING OR PROBABLE GOVERNMENT REGULATIONS

There are no existing government regulations, nor are we aware of any regulations being contemplated, that would adversely affect our ability to operate.

USE OF THE INTERNET FOR SALES OF OUR PRODUCTS

Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any such laws or regulations may decrease the growth of commerce over the Internet, increase our cost of doing business or otherwise have a harmful effect on our business.

To date, governmental regulations have not materially restricted the use or expansion of the Internet. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New laws may cover issues that include:

     *    sales and other taxes;
     *    user privacy;
     *    pricing controls;

     *    characteristics and quality of products and services;
     *    consumer protection;
     *    libel and defamation;
     *    copyright, trademark and patent infringement; and
     *    other claims based on the nature and content of Internet materials.

These new laws may impact our ability to market our product and services in accordance with our business plan.

RESEARCH AND DEVELOPMENT ACTIVITIES AND COSTS

We have not incurred any research and development costs to date, and we do not anticipate any costs for research and development within the next 12 months.

COMPLIANCE WITH ENVIRONMENTAL LAWS

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that address issues specific to our business.

FACILITIES

We rent executive office facilities located at Suite 150, 10161 Park Run Drive in Las Vegas, NV. This is a shared office facility, which offers office space and secretarial and administrative services for $140 monthly. We may cancel upon 30 days written notice. This location will serve as our primary executive offices for the foreseeable future. Ms. Quan and Mr. Galal also work from their respective residences in Canada and Egypt at no charge to our company. We have also contracted to maintain and host web server space for our website with a third party hosting business at an annual cost of $600.

EMPLOYEES

Revive-it has no employees at the present time. Our officers and directors, are responsible for all planning, developing and operational duties, and will continue to do so throughout the early stages of our growth.

We  have  no  intention  of  hiring   employees  until  the  business  has  been
successfully launched and we have sufficient, reliable revenue flowing into Revive-it from our operations. Our officers and directors are planning to do whatever work is required until our business to the point of having positive cash flow. Human resource planning will be part of an ongoing process that will include regular evaluation of operations and revenue realization. We do not expect to hire any employees within the first year of operation.

Over the next 12 months, Ms. Trina Quan will be primarily responsible for:

     -    General management of our company's operations
     - All company marketing and the building of relationships with potential clients
     - Overseeing the further development and production of the ReviaTone video
     - Oversee the development of the marketing strategy and associated collateral.
     - Oversee the development of the sales strategy and the implementation of strategy
     -    The hiring of the web specialist on a contractual basis

Mr. Ahmad Galal will be responsible for:

     -    Preparing and updating our website
     -    Managing our marketing program
     -    Assisting Ms. Quan with the RevivaTone video

     -    Management and direction of all future financing activities
     -    Providing technical sales support to the sales contractor
     -    Daily administration and bookkeeping activities

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements

REPORTS TO SECURITY HOLDERS

We will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-KSB. We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-QSB and current reports on Form 8-K.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

                                PLAN OF OPERATION

We are a development stage company with very limited operations to date, no revenue, very limited financial backing and few assets. Our plan of operations over the next 12 months is to establish Revive-it as a company that will develop and sell a facial toning yoga video. The video will be sold in the form of a DVD directly to end use consumers through our website. We are planning to target both men and women of the ages 18-49 primarily in the USA, who are seeking a healthy alternative to surgical procedures to tighten and tone the facial skin to gain younger looking facial features. Our goal over the next 3-5 years is to secure 2 percent of market share in the North American population who comprise our target market users. In order to achieve this future market share, we have established the following goals over the next 12 months:

     * Achieve an average of 7,000 hits per day on Revive-it Corp's website within the next 6-9 months
     *    Achieve revenue by February 2008
     * Make a widely affordable product of strong value for young and middle age adults
     * Increase awareness and encourage our target market segments to try our facial yoga techniques

Our business objectives are:

     * Provide greater knowledge about healthier, alternative facial toning procedures that can delay and even potentially eliminate the need for more costly alternatives including surgery.
     * Provide our target market with a method of learning and practicing facial yoga toning techniques from the comfort and privacy of their own home or studio.
     * Develop a large customer base and continually driving new consumers to purchase DVDs on our website.
     * Generate revenue and achieve ongoing profitability through long-term value for our customers.

During the first stages of Revive-it growth, our officers and directors will provide most of the labor required to execute our business plan at no charge. Since we intend to operate with very limited administrative support, the officers and directors will continue to be responsible for administering the company for at least the first year of operations. Management has no intention at this time to hire additional employees during the first year of operations. Due to limited financial resources, each of the management team will dedicate between 25 - 30 hours per week, to ensure all operations are executed.

ACTIVITIES TO DATE

We secured shared office space for $140 monthly for our executive offices, and created a brand logo for our business. Revive-it hired a web design consultant to design and construct our website, which is accessible at www.revive-itcorp.com. The content developed to date includes the sections:
"About us, Mission Statement, Product Information, Management Bio's, Investor Relations, and Contact us" in tabular format. The website architecture has been designed to allow easy navigation for our target market users. We are still planning to include a video trailer of the DVD on the website, a section where registered users can post text or video comments about their experiences, and an order fulfillment section for the purchase of DVD's when product is available for sale. These future activities related to our website are described in "milestones".

In April 2007, we initiated a 2 week study to gain better insight on how to proceed with the design of our video program for our target market. The study consisted of three control groups, which were delineated according to a 5, 10 or 15minute daily time commitment to our toning program. 21 subjects to participated in our study, under which 7committed to each of the 3 time categories for a two week time period. Control groups consisted of both men and women, between the ages of 30-50. All participants received program instruction from our President in a 1-hour personal training session. Results were monitored every second day during the 14 day period. Ms.Quan visited each participant personally for 10 minutes during these times, and analyzed the facial toning structures and addressed product concept at that time. Overall, there appeared to be an improvement in facial tone, and it was most noticeable in the third control group, which applied the techniques for 15 minutes daily over the 2 week period. Ms.Quan completed the test by asking all participants to respond to the following questions:

     *    Were the  techniques  easy to learn  initially  and conduct on a daily basis?
     *    Would    you     recommend     this     product/techniques     to    a
          friend/colleague/family member?
     *    Have you been exposed to a product like this before?
     *    What would you pay for a video illustrating these techniques?
     *    How frequently would you utilize the techniques?
     *    Would you feel comfortable practicing these techniques in public?
     *    Would you purchase an instructional DVD on the internet?

We believe the results provided us with valuable insight as to how to approach our marketing and pricing efforts towards product & target market. 85% of the participants felt the techniques were easy to learn and would adhere to the program until they were satisfied with the overall tone of their face. Most of the participants also identified a real need for this type of information and toning technique, as it appears to be a healthier and less expensive option for those seeking a youthful and toned looking face. The price point that everyone felt comfortable with was a maximum of $100, which was considered to be affordable and acceptable for mass market consumption. The group also agreed that privacy was a desirable attribute and that purchasing the DVD online for home use would be beneficial.

Subsequent to the study, we engaged a consulting firm to design and complete the DVD branding and creative aspects related to video borders and layout at a cost of $6,500. All design elements related to the DVD are now complete. We have also approached several video production companies to film and edit the DVD. Current negotiations are now centered around cost of service, quality and timing. We are also looking at various day spa's in the area to secure a location to film shoot the DVD. We have not yet selected the successful production company or location.

EXPENDITURES

The following chart provides an overview of our budgeted expenditures using our existing cash resources, by significant area of activity for each quarter, over the next 12 months:

                                                                                  12 Month
                                    Q1          Q2          Q3           Q4        Total
                                  ------      -------     -------      ------     -------
Legal/Accounting                  $1,500      $ 1,500     $ 1,500      $3,500     $ 8,000
Transfer Agent                     1,500                                            1,500
Marketing materials and costs                   2,000       1,000         560       3,560
Copy Right / Trademark                            750                     750       1,500

RevivaGuide                                                             1,000       1,000
Office Rent                          430          430         430         430       1,720
Servers / Hosting Expense            100          100         100         100         400
Sponsorship / Partner                                       2,500                   2,500
Video production - RevivaTone      4,000        7,000       3,000                  14,000
Web Admin Specialist                            7,500                               7,500
Advertising expense                             1,000       3,500       3,000       7,500
Advertising contingency cost                                3,500                   3,500
Contest / Promotion                                         1,500                   1,500
Office Equipment and supplies        700          300         300         300       1,600
                                  ------      -------     -------      ------     -------
TOTAL                             $8,230      $20,580     $17,330      $9,640     $55,780
                                  ======      =======     =======      ======     =======

These expenditures are described in detail by quarter in "Milestones".

MILESTONES

The following is a chronological itemization of the milestones we plan to achieve over the next 12 months. We are currently in the first month of these milestones noted below.

AUGUST - OCTOBER 2007

MAJOR ACTIVITIES

     *    DVD content, script and layout to commence
     *    Secure site location for filming
     *    Hire 2 assistants for RevivaTone Video
     *    Develop E-business transactions on website PayPal

During the first quarter, we will select a professional media production company, which has a track record in producing quality commercial video products and that can stay within our production budget. We will also develop the pre-production video storyboard for the RevivaTone video. This storyboard will be created and developed with the production company in order to determine the video frame(s) requirements for our content. Our storyboard will focus on all areas of production including the introduction and conclusion of video, product positioning, and the way in which the facial toning techniques are illustrated.

We will seek out an ideal site location through various day spas to film the video. One local spa has already offered their location for the filming activities, free of charge subject to a damage deposit and insurance. We plan to review several other locations, and choose the location prior to the end of August. We have budgeted $1,500 for site costs. We have also budgeted for the design of a small signage backdrop for the film, which we will complete during this quarter for approximately $200. These sight and signage costs are included in our overall production budget of $14,000.

We plan on utilizing the services of a modeling/talent agency to search for 2 models for the filming. These models will be trained by Ms.Quan in order to effectively illustrate the correct techniques and proper placements of hands/exercises within the video. We have budgeted $250 for each model, which is included in our overall video production budget.

Mr Galal will work with our web designer to develop an `e-business' section on the website for credit card and e-cheque transactions, for launch in the third quarter. We are planning to use PayPal as our clearing partner. There are no additional costs associated with designing the transaction section as it has already been included in web design fee at $6,000. All graphics and transaction content are included within the PayPal software.

NOVEMBER 2007 - JANUARY 2008

MAJOR ACTIVITIES

     *    Hire web specialist
     *    Develop materials for marketing activities
          *  Direct email campaign
          *  Newsletter
          *  Print Ad
          *  Trade show
     *    Complete filming and editing of the RevivaTone video

A web specialist will be hired on a contractual basis at a rate of $2,500 for three months to sell web space on our website (ie. banners or affiliated links included on site) and help execute marketing activities. We will also register with a search engine program, such as Google AdWords, to promote brand awareness and advertising. Programs such as Google AdWords' directs people looking for related products/service information to our website. Under the program, we only pay for advertising on a cost per click basis. The web specialist will also initiate 3rd party websites for cross-advertising opportunities (such as American Society for Aesthetic Plastic Surgery). This individual will negotiate for advertising space and related costs, in order to link our website to a prospective partner(s) for greater exposure.

During the quarter, we will purchase a direct mailing list for a budgeted amount of $750 to obtain approximately 150,000 names for initiation of a direct email campaign in the third quarter. We will be seeking a list that ideally ties into our target market. We then plan to produce a partnership newsletter for an existing spa's clientele, and a newsletter for a direct email campaign for our target market. Our web specialist will also create a teaser print advertisement, which will include Revive-It Corp's brand along with our website and contact address. We are budgeting $1,250 to develop the ads.

Ms. Quan will be attending the International esthetics, cosmetics and spa convention in Las Vegas, Nevada held in October. This will help to promote services and gain industry awareness at the trade show. This will give Ms. Quan an opportunity to highlight the benefits of using RevivaTone to industry guests and create word of mouth in anticipation of more public awareness.

In the last month of the second quarter we will commence with the filming process of the video. The process will take place at the selected site location and will capture all the main components of the story board. Each component is estimated to be ten minutes in length in addition to an introduction and conclusion. Ms. Quan will be featured in the video and will narrate the instructions on how to carry out the facial exercises, and the 2 models will act out the proper placement of hands and technique. We are planning to trademark the name `RevivaTone' in the USA for protection purposes prior to launching the website and sale of DVD. The cost to trademark RevivaTone is budgeted at $750.

During the second quarter we will conduct "live" order tests on our website to ensure the ordering process cycle functions properly. This testing phase (or beta launch for director) will provide a guideline of expected timelines through the entire process, from placing an order thru to customer receiving video by mail. We will also link our site to PayPal's secured e-transaction site.

FEBRUARY - APRIL 2008

MAJOR ACTIVITIES

     *    Editing of RevivaTone video
     *    Load video trailer onto website
     *    RevivaTone DVD available for sale
     *    Marketing activities
          *  Launch email campaign
          *  Secure a sponsor for website
          *  National contest launched

We anticipate the RevivaTone DVD will be edited and completed by the production company early in the 3rd quarter. The production company will also create a 30 second video trailer that will highlight all the value added benefits of using RevivaTone. The video trailer will be uploaded to the company website (www.reviveitcorp.com) as a sales feature to sell RevivaTone. This trailer will be available for viewing under the `our product' button located on website. The production company will duplicate approximately 500 copies of RevivaTone to prepare for the upcoming launch of video sales on website. This will cost $3,000 and includes DVD design covers, and forms part of the overall production costs. Mr. Galal will work with the web designer to integrate this video clip into our website. The cost to implement this step has already been included in the web designer's fee.

We plan to commence with the marketing of the video in February 2008. All website functionality is also planned to be completed concurrent with the availability of the product for sale.

The print ads and newsletters that were created in the second quarter will be distributed as a national marketing campaign. The core focus on direct marketing is to drive our target market to website to create awareness and brand recognition. We will then launch a `Referral Program' contest, for each individual / company that refers a valid email address or contact information to RevivaTone's program and purchases the product. They will be entered into a draw for a `spa getaway for 2' and a copy of RevivaTone. This program is expected to close in April, 2008. The cost for this contest is budgeted at $1,500.

In April Ms. Quan is planning to spend approximately 5 days in Los Angeles securing a sponsor for Revive-it's website. $2,100 has been budgeted for travel expense (includes airfare, accommodations, meals, miscellaneous travel within the city, etc). Los Angeles was chosen because it is one of the USA's top states for "beauty and wellness" companies, and health conscious individuals. Ms. Quan is planning to contact various wellness companies that target health conscious consumers, to secure a sponsor/partner who will be engaged in supporting Revive-It, and its related product offering. The intent is to engage a sponsor who will mention RevivaTone in their marketing mediums for greater public awareness to target market.

MAY - JULY 2008

     *    Evaluation of Phase I of marketing plan
          *  Survey, Results, and Effectiveness
          *  In depth group discussions
          *  Marketability of product
          * Change to adapt to market changes for upcoming start of first quarter?
     *    RevivaGuide

Subsequent to the launch of RevivaTone in the third quarter, we will evaluate the effectiveness of our marketing activities to date. We will analyze the effectiveness of each web page, duration of `stay', and the number of visitors to the website versus purchases. We will then send out 5,000 surveys by email to randomly selected visitors. The survey will include some of the sample questions as discussed below:

     1. How many times have you visited Revive-it Website in the last 3 months?
     2.   Have you referred  anyone?
     3.   Recall  brand  image of  product / service  and its  benefits
     4.   What  intrigued you most about our product?
     5.   What price point would you be willing to pay if you did not purchase?

We will also review our advertising effectiveness through third party websites, (ie. American Society for Aesthetic Plastic Surgery). If the results are not favorable, we plan to adjust our strategy to utilize cross advertising mediums by using the top 25 most visited sites that fit our demographic profile. The budget set aside for this contingency plan is $3,500.

In the fourth quarter we will develop the RevivaGuide and post it on our website for use by our customers. RevivaGuide will serve as a supplemental facial toning manual for use in conjunction with RevivaTone. $1,000 has been included in the budget for a professional writer and editor to help develop the guide. We will then trademark the name "RevivaGuide", for which we have budgeted $750 for fees and registration.

LIQUIDITY AND CASH RESOURCES

As previously noted, we have raised $8,000 from the sale of stock to our officers and directors and $56,500 through a private placement to 38 non-affiliated investors. We have paid $12,990 to June 30, 2007 for our incorporation and operating expenses, and $5,700 for our website. At June 30, 2007 we had $45,810 of cash. As of the date hereof, we have approximately $45,600, of which we anticipate needing approximately $13,200 for the yet unpaid expenses associated with this Registration Statement (See ITEM 25 "Other Expenses if Issuance and Distribution"). Our budgeted expenditures for the next twelve months are $55,780. Therefore, we presently have a budgeted shortfall of approximately $23,380.

How long Revive-it Energy will be able to satisfy its cash requirements depends on how quickly our company can generate revenue and how much revenue can be generated. We estimate that our current cash balances will be extinguished by February or March 2008, provided we do not have any unanticipated expenses. Although there can be no assurance at present, we plan to be in a position to generate revenues by February 2008. We must generate at least $24,000 in revenues in order to fund all expenditures under our 12-month budget.

If we fail to generate sufficient revenues, we will need to raise additional funds for the future development of our business, or to respond to unanticipated requirements or expenses. We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing. There can be no assurance that additional financing will be available to us, or on terms that are acceptable. Consequently, we may not be able to proceed with our intended business plans or complete the development and commercialization of our product.

There are also no plans or expectations to purchase or sell any significant equipment in the first year of operations.

                             DESCRIPTION OF PROPERTY

We do not own any property, real or otherwise. We rent executive office facilities located at Suite 150, 10161 Park Run Drive in Las Vegas, NV. This is a shared office facility, which offers office space and secretarial and administrative services for $140 monthly. We may cancel upon 30 days written notice. This location will serve as our primary executive offices for the foreseeable future. Ms. Quan and Mr. Galal also work from their respective residences in Canada and Egypt at no charge to our company. We have also contracted to maintain and host web server space for our website with a third party hosting business at an annual cost of $600.

We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

We do not have any investments or interests in any real estate. Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the stock transactions discussed below, we have not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of Revive-it or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

On February 26, 2007 Ms. Trina Quan and Mr. Ahmad Galal each purchased 2,000,000 shares of our common stock for $0.002 per share, or $4,000.00 each, for an aggregate of $8,000.00.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

Currently there is no public trading market for our stock, and we have not applied to have our common stock listed. We intend to seek out a market maker to apply to have our common stock quoted on the OTC Bulletin Board upon effectiveness of this Form SB-2. No trading symbol has yet been assigned.

RULES GOVERNING LOW-PRICE STOCKS THAT MAY AFFECT OUR SHAREHOLDERS' ABILITY TO RESELL SHARES OF OUR COMMON STOCK

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system. Upon the registration statement in which this prospectus is included becoming effective, we will seek out a market maker to apply for quotation of our common stock on the NASD's OTCBB.

Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Our common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser's written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

HOLDERS

As of the filing of this prospectus, we have 40 shareholders of record of Revive-it common stock. We are registering 1,130,000 shares of our common stock held by 38 non-affiliated investors under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. This does not include the 4,000,000 shares held by our Officers and Directors.

RULE 144 SHARES

A total of 4,000,000 shares of the common stock will be available for resale to the public after February 26, 2008 in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of our common stock then outstanding which, in this case, will equal approximately 51,300 shares as of the date of this prospectus; or the average weekly trading volume of Revive-it common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Revive-it. Under Rule 144(k), a person who is not one of Revive-it' affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold all of the 4,000,000 shares, which may be sold pursuant to Rule 144 after February 26, 2008.

DIVIDENDS

As of the filing of this prospectus, we have not paid any dividends to our shareholders. There are no restrictions which would limit our ability to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend: Revive-it would not be able to pay its debts as they become due in the usual course of business; or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

DIFFICULTY TO RESELL REVIVE-IT STOCK, AS THE COMPANY HAS NO EXPECTATIONS TO PAY CASH DIVIDENDS IN THE NEAR FUTURE

The holders of our common stock are entitled to receive dividends when, and if, declared by the board of directors. We will not be paying cash dividends in the foreseeable future, but instead we will be retaining any and all earnings to finance the growth of our business. To date, we have not paid cash dividends on our common stock. This lack of an ongoing return on investment may make it difficult to sell our common stock and if the stock is sold the seller may be forced to sell the stock at a loss.

                             EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers from our date of incorporation on February 26, 2007 to June 30, 2007, our first completed fiscal year end.

SUMMARY COMPENSATION TABLE

                                                                                             Change in
                                                                                              Pension
                                                                                              Value &
                                                                               Non-Equity   Nonqualified
                                                                               Incentive     Deferred       All
 Name and                                                                        Plan        Compen-      Other
 Principal                                                Stock      Option     Compen-       sation       Compen-
 Position                   Year   Salary($)  Bonus($)   Awards($)   Awards($)  sation($)    Earnings($)  sation($)  Totals($)
---------                  ----   ---------  --------   ---------   ---------  ---------    -----------  ---------  ---------
Trina Quan                  2007      0         0           0           0          0             0           0          0
President & CEO

Ahmad Galal                 2007      0         0           0           0          0             0           0          0
Secretary, Treasurer, CFO

Since our date of incorporation to the date of this prospectus, our executive officers have not received and are not accruing any compensation. The officers anticipate that they will not receive, accrue, earn, be paid or awarded any compensation during the first year of operations. We have not entered into any employment agreement or consulting agreement with our directors and executive officers.

The following table sets forth information with respect to compensation paid by us to our directors from our date of incorporation on February 26, 2007 to June 30, 2007, our first completed fiscal year end.

DIRECTOR COMPENSATION TABLE

                                                                     Change in
                                                                      Pension
                    Fees                                             Value and
                   Earned                           Non-Equity      Nonqualified     All
                     or                              Incentive        Deferred      Other
                   Paid in    Stock      Option        Plan         Compensation   Compen-
    Name           Cash($)   Awards($)  Awards($)  Compensation($)   Earnings($)   sation($)  Total($)
    ----           -------   ---------  ---------  ---------------   -----------   ---------  --------
Trina Quan            0          0         0             0               0             0         0

Ahmad Galal           0          0         0             0               0             0         0

All compensation received by the officers and directors has been disclosed.

OPTION/SAR GRANTS

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

LONG-TERM INCENTIVE PLAN AWARDS

We do not have any long-term incentive plans.

DIRECTORS COMPENSATION

We have no formal plan for compensating our directors for their services in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of Revive-it other than services ordinarily required of a director. Since inception to the date hereof, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

                              FINANCIAL STATEMENTS

The audited financial statements of Revive-it appear below on pages F-1 through F-10.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURES

There have been no changes in and/or disagreements with Moore & Associates, Chartered on accounting and financial disclosure matters.

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
      PCAOB REGISTERED


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Revive-It Corp.
(A Development Stage Company)

We have audited the accompanying balance sheet of Revive-It Corp. as of June 30, 2007, and the related statements of operations, stockholders' equity and cash flows through June 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Revive-It Corp. as of June 30, 2007 and the results of its operations and its cash flows through June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred a net loss of $13,418 since inception and has no established source of revenue which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Moore & Associates, Chartered
----------------------------------------
Moore & Associates Chartered
Las Vegas, Nevada
August 6, 2007


               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7499 Fax (702) 253-7501

                                 REVIVE-IT CORP.
                          (A Development Stage Company)

                                 BALANCE SHEETS


                                                                  June 30, 2007
                                                                  -------------
ASSETS

Current assets
  Cash and bank accounts                                             $ 45,810
                                                                     --------

      Total current assets                                             45,810

Website, net of accumulated amortization (Note 7)                       5,384
                                                                     --------

Total assets                                                         $ 51,194
                                                                     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued liabilities                           $    112
                                                                     --------

      Total liabilities                                                   112
                                                                     --------
Stockholders' equity (Note 4,5)
  Authorized:
    50,000,000 common shares
    Par value $0.001

  Issued and outstanding:
    5,130,000 common shares                                             5,130
  Additional paid-in capital                                           59,370
  Deficit accumulated during the development stage                    (13,418)
                                                                     --------

      Total stockholders' equity                                       51,082
                                                                     --------

Total liabilities and stockholders' equity                           $ 51,194
                                                                     ========


   The accompanying notes are an integral part of these financial statements.

                                 REVIVE-IT CORP.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS


                                                              Date of
                                                           Incorporation
                                                          on February 26,
                                                              2007 to
                                                           June 30, 2007
                                                           -------------

REVENUE                                                     $        --
                                                            -----------
OPERATING EXPENSES
  Amortization                                                      316
  General & Administrative                                        5,907
  Organization                                                      695
  Video development costs                                         6,500
                                                            -----------
Loss before income taxes                                        (13,418)

Provision for income taxes                                           --
                                                            -----------

Net loss                                                    $   (13,418)
                                                            ===========

Basic and diluted loss per Common share (1)
                                                            ===========

Weighted average number of common shares
outstanding (Note 4)                                          4,027,120
                                                            ===========

----------
(1) less than $0.01


   The accompanying notes are an integral part of these financial statements.

                                 REVIVE-IT CORP.
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                   Deficit
                                                                                 Accumulated
                                             Common Stock         Additional      During the         Total
                                       ---------------------        Paid in      Development     Stockholders'
                                       Shares         Amount        Capital         Stage           Equity
                                       ------         ------        -------         -----           ------
Inception, February 26, 2007                --      $      --      $      --      $      --       $      --

Initial capitalization, sale of
 common stock to Directors on
 February 26, 2007                   4,000,000          4,000          4,000                          8,000
Private placement closed
 June 27, 2007                       1,130,000          1,130         55,370                         56,500

Net loss for the year                       --             --             --        (13,418)        (13,418)
                                     ---------      ---------      ---------      ---------       ---------

Balance June 30, 2007                5,130,000      $   5,130      $  59,370      $ (13,418)      $  51,082
                                     =========      =========      =========      =========       =========


   The accompanying notes are an integral part of these financial statements.

                                 REVIVE-IT CORP.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                                                                      Date of
                                                                   Incorporation
                                                                    on February
                                                                    26, 2007 to
                                                                   June 30, 2007
                                                                   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss for the period                                             $(13,418)
  Adjustments To Reconcile Net Loss To Net Cash
   Used In Operating Activities
     Amortization expense                                                  316
  Changes in operating assets and liabilities:
     Accounts payable and accrued liabilities                              112
                                                                      --------

Net cash used in operating activities                                  (12,990)
                                                                      --------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of common stock                              64,500
                                                                      --------

Net cash provided by financing activities                               64,500
                                                                      --------

CASH FLOWS FROM INVESTING ACTIVITIES
     Website                                                            (5,700)
                                                                      --------

Net cash used in investing activities                                   (5,700)
                                                                      --------

Increase in cash during the period                                      45,810


Cash, beginning of the period                                               --
                                                                      --------

Cash, end of the period                                               $ 45,810
                                                                      ========

Supplemental disclosure with respect to cash flows:
  Cash paid for income taxes                                          $     --
  Cash paid for interest                                              $     --


   The accompanying notes are an integral part of these financial statements.

                                 REVIVE-IT CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                  June 30, 2007


NOTE 1. GENERAL ORGANIZATION AND BUSINESS

The Company was originally incorporated under the laws of the state of Nevada on February 26, 2007. The Company has limited operations and in accordance with SFAS #7, is considered a development stage company, and has had no revenues from operations to date.

Initial operations have included organization, capital formation, target market identification, new product development and marketing plans. Management is planning to complete development and then market and sell a facial toning video through the Internet. See Note 5.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

The relevant accounting policies and procedures are listed below. The company has adopted an June 30 year end.

ACCOUNTING BASIS

The basis is generally accepted accounting principles.

EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings
(loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective its inception.

The basic earnings (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

The Company has not issued any options or warrants or similar securities since inception.

                                 REVIVE-IT CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                  June 30, 2007


NOTE 2. (CONTINUED)


DIVIDENDS

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

CASH EQUIVALENTS

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

INCOME TAXES

Income taxes are provided in accordance with Statement of Financial accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                                 REVIVE-IT CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                  June 30, 2007


NOTE  2. (CONTINUED)

WEBSITE COSTS

Website costs consist of software development costs, which represent capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. Upon implementation in May 2007, the asset is being amortized to expense over its estimated useful life of three years using the straight-line method. Ongoing website post-implementation costs of operation, including training and application maintenance, will be charged to expense as incurred. See Note 7.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has net losses for the period from inception to June 30, 2007 of $13,418. The Company intends to fund operations through sales and equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ended June 30, 2008.

The ability of the Company to emerge from the development stage is dependent upon the Company's successful efforts to raise sufficient capital and then attaining profitable operations. In response to these problems, management has planned the following actions:

     *    The Company intends to apply for an SB-2 Registration Statement.
     * Management intends to raise additional funds through public or private placement offerings.
     * Management is currently completing development of its proposed video product to generate sales. There can be no assurances, however, that management's expectations of future sales will be realized.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                 REVIVE-IT CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                  June 30, 2007


NOTE 4. STOCKHOLDERS' EQUITY

AUTHORIZED

The Company is authorized to issue 50,000,000 shares of $0.001 par value common stock. All common stock shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

ISSUED AND OUTSTANDING

On February 26, 2007 (inception), the Company issued 4,000,000 shares of its common stock to its Directors for cash of $8,000. See Note 5.

On June 27, 2007, the Company closed a private placement for 1,130,000 common shares at a price of $0.05 per share, or an aggregate of $56,500. The Company accepted subscriptions from 38 offshore non-affiliated investors.

NOTE 5. RELATED PARTY TRANSACTIONS

The Company's neither owns nor leases any real or personal property. The Company's Directors provides office space free of charge. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

On February 26, 2007 (inception), the Company issued 4,000,000 shares of its common stock to its Directors for cash of $8,000. See Note 4.

NOTE 6. INCOME TAXES

Net deferred tax assets are $nil. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

                                 REVIVE-IT CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                  June 30, 2007


NOTE 7. WEBSITE

                                      Accumulated
                         Cost         amortization         Net book value
                         ----         ------------         --------------
Website costs          $ 5,700           $ 316                $ 5,384
                       =======           =====                =======

Website costs are amortized on a straight line basis over 3 years, its estimated useful life.

NOTE 8. NET OPERATING LOSSES

As of June 30, 2007, the Company has a net operating loss carry forward of approximately $12,720, which will expire 20 years from the date the loss was incurred.

NOTE 9. OPERATING LEASES AND OTHER COMMITMENTS:

The  Company   currently  has  no  operating  lease  commitments  or  any  other commitments.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

Until 90 days  from  the  effective  date of this  Registration  Statement,  all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the bylaws.

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law. Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

     - reasonably believed that their conduct was in or not opposed to our company's best interests; or
     - with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such persons have conducted themselves in good faith and that such person reasonably believed that their conduct was in or not opposed to our company's best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

     -    by our stockholders;
     - by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
     -    by independent legal counsel in a written opinion; or
     -    by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

              ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have, or will expend fees in relation to this registration statement as detailed below:

         Expenditure Item                    Amount
         ----------------                    ------
     Attorney and consulting fees            $12,500
     Audit Fees                                2,000
     Transfer Agent Fees                       1,500
     SEC Registration                              2
     Other and Miscellaneous (1)               1,000
     Edgarizing and Filing Fees (1)              700
                                             -------
     TOTAL                                   $17,702
                                             =======
----------
(1) Estimates

                ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 on two separate occasions.

On February 26, 2007 Ms. Trina Quan, our President and Director, purchased 2,000,000 shares of our common stock for $0.002 per share or an aggregate of $4,000. On February 26, 2007 Mr. Ahmad Galal, our Secretary Treasurer and Director, purchased 2,000,000 shares of our common stock for $0.002 per share or an aggregate of $4,000. No underwriters were used, and no commissions or other remuneration was paid except to Revive-it. The securities were sold in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Ms. Quan and Mr. Galal are not U.S. persons as that term is defined in Regulation S. No directed selling efforts were made in the United States by Revive-it, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933. The shares continue to be subject to Rule 144 of the Securities Act of 1933.

On June 27, 2007 we accepted subscription agreements that sold 1,130,000 common shares to the following 38 subscribers at an offering price of $0.05 per share for gross offering proceeds of $56,500. This was an offshore transaction pursuant to Regulation S of the Securities Act. The offering price for the offshore transactions was established on an arbitrary basis. All of the following persons are not U.S. persons, as the term is defined under Regulation S and the sales of our common stock to the following person are made in offshore transactions as the term is defined under Regulation S. No direct selling efforts were made in the United States by Revive-it, any distributor, any of ourr respective affiliates, or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the SECURITIES ACT OF 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the SECURITIES ACT OF 1933, if an exemption from registration requirements of the SECURITIES ACT OF 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the SECURITIES ACT OF 1933.

                                                  Number of Shares
          Name of Stockholder                        Subscribed
          -------------------                        ----------
     Mohamed Elzoghby Galal                            40,000
     Hekmat Ahmed Elmessiri                            40,000
     Wael Mohamed Elzoghby                             30,000
     Fouad El Saed Atteia                              30,000
     Samya Mahmoud Fadel                               20,000
     Mohamed Shaheen                                   30,000
     Amr Elmahdy                                       30,000
     Tarek Elmahdy                                     40,000
     Mohamed Maher                                     20,000
     Hassan Abdou                                      20,000
     Noha Ahmed Elsayed Ahmed Atalla                   30,000
     Neema Ismail Mohamed Ismail                       20,000
     Nushaat Mahmoud Mohamed Emam                      40,000
     Wafaa Foad Hassan Ali                             30,000
     Nader Nasr Hassan Ahmed Gharib                    20,000
     Amal Mohamed Ibrahim Habib                        40,000
     Hend Saad Aly Hussein                             30,000
     Mervat Saad Aly Hussein                           30,000
     Saad Aly Husseign Abotaleb                        40,000
     Ahmed Mohamed Khamis Mohamed Elsayed              30,000
     Waleed Mohamed Khamis Mohamed Elsayed             40,000
     Zakia Mohamed Aboelkassem Ahmed                   30,000
     Ahmed Mohamed Hassan Mohamed                      30,000
     Abdelatif Ghazy Mohamed Ibrahim                   30,000
     Ahmed Abdelatif Ghazy Mohamed                     30,000
     Aziza Mohamed Aboelkassem Ahmed                   30,000
     Aziza Aboelkassem Mohamed Aboelkassem             30,000
     Fatma Attia Mahdy Mahdy                           30,000
     Mostafa Abdou Mohamed Ahmed Ziada                 30,000
     Donia Othman Hashim Mahran                        20,000
     Mohamed Othman Hashem Mahran                      20,000
     Faten Aboelkassem Mohamed Aboelkassem             30,000
     Sabria Youssef Mohamed Ahmed                      30,000
     Essam Aly Mohamed Abdallah Hamam                  30,000
     Doaa Elsayed Elaraby Hassan Youssef               20,000
     Nagat Khamis Mohamed Elsayed                      40,000
     Zuynab Khalaf Hemayat Allh Morsy                  30,000
     Hassan Foud Hassan Ali Fada                       20,000
                                                    ---------
     TOTAL                                          1,130,000
                                                    =========

                                ITEM 27. EXHIBITS

    Number                    Description
    ------                    -----------
     3.1      Articles of Incorporation.
     3.2      Bylaws.
     5.1      Consent and Opinion re: Legality.
     23.1     Consent of Accountant
     99.1 Form of subscription agreement used between our company and the 38 non affiliated shareholders who purchased 1,130,000 common shares at $0.05 per share, as listed in ITEM 26.

                              ITEM 28. UNDERTAKINGS

We hereby undertake the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, Revive-it has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, Revive-it will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and Revive-it will be governed by the final adjudication of such issue.

For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada on August 7, 2007.

REVIVE-IT CORP.


/s/ Trina Quan
------------------------------------------------
Trina Quan
President, Principal Executive Officer


/s/ Ahmad Galal
------------------------------------------------
Ahmad Galal
Secretary/Treasurer, Principal Financial Officer
and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


/s/ Trina Quan                                                    August 7, 2007
------------------------------------------------
Trina Quan
Director


/s/ Ahmad Galal                                                   August 7, 2007
------------------------------------------------
Ahmad Galal
Director